EXHIBIT  99C

U  S  WEST  Media  Group
7800  East  Orchard  Road
Englewood,  Colorado  80111

[U  S  WEST  Media  Group  logo  and  registered  mark]

News  Release

Release  Date:          November  15,  1996

Contact:          Steve  Lang          Rob  Stoddard
     U  S  WEST  Media  Group          Continental  Cablevision
     303-793-6290                                                 617-854-3138


                           U S WEST MEDIA GROUP AND
                     CONTINENTAL CABLEVISION CLOSE MERGER

            - ALLIANCE RESHAPES U S WEST; ADVANCES ITS STRATEGY -


     ENGLEWOOD, COLO. -- U S WEST Media Group (NYSE: UMG) and Continental Cablevision closed their merger today, enhancing U S WEST's position as a world leader in telephone and cable services.
     "This  merger  is  a  watershed  event  for  us," said Richard McCormick, chairman and CEO of U S WEST. "We formed our domestic cable strategy four years ago as a way of expanding our presence outside our traditional territory. With our Time Warner alliance, our MediaOne properties in Atlanta and, now, Continental, our networks pass more than 26 million American cable homes with superb clusters in the top 60 markets."
     Chuck Lillis, president and CEO of Media Group, said, "We and Continental have been aggressively upgrading our networks so customers can get more video channels, faster Internet access and competitive local phone services. Now that we're one of the nation's largest broadband communications companies, we're in a great position to take advantage of these marketplace opportunities. "
     Amos B. Hostetter, Jr., formerly chairman and CEO of Continental and now head of all Media Group domestic cable operations, said, "Our upgraded networks -- rich in fiber-optic cable -- give us a tremendous advantage in deploying two-way, broadband services. And our recent deployment of high-speed Internet access over cable modems in Florida and Massachusetts has reinforced our belief that customers are eager for these capabilities."
                                    -more-
Page  2

     With the merger, U S WEST, Inc., has two groups dedicated to offering integrated information, communications and entertainment services in local markets around the world: U S WEST Communications, which has about $10 billion in annual revenues, and U S WEST Media Group, with about $8 billion in annual proportionate revenues.
     Continental's shareowners yesterday approved the merger of Continental into a subsidiary of U S WEST, Inc. And, since the merger was announced in February, both the Federal Communications Commission and the U.S. Department of Justice have approved it. The FCC approval requires that U S WEST divest itself of Continental cable properties in the U S WEST Communications 14-state service territory. The DOJ approval requires that U S WEST divest itself, in stages, of Continental's interest in Teleport Communications Group.
     The terms of the transaction were unchanged from those previously announced. The equity portion of the merger will be $1 billion in U S WEST preferred stock, convertible to Media Group common stock; $1.150 billion in cash; and 150.6 million shares of U S WEST Media Group common, valued by Continental at $21 a share.
     U S WEST also announced today that it plans to repurchase up to $350 million of Media Group common stock. This plan will be contingent upon market conditions.
     U S WEST Media Group (NYSE: UMG), one of America's largest broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1995, U S WEST Media Group reported proportionate revenues of $5.1 billion.
     Media Group is one of two major groups that make up U S WEST, a company in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Communications, provides telecommunications services in 14 western and midwestern states.